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NEWS RELEASE                                                    [LOGO]


FOR IMMEDIATE RELEASE: Monday, August 30, 1999


                 AT&T REAFFIRMS FULL YEAR FINANCIAL GUIDANCE


    New York, NY -- In a conference call with financial analysts today, AT&T reaffirmed its confidence in meeting stated 1999 target ranges for earnings per share, top line revenues, cost reductions, and earnings before interest, taxes, depreciation and amortization (EBITDA).

    As stated earlier this year, AT&T expects total pro-forma revenue to grow between 5 to 7 percent in 1999. While wireless, professional services, outsourcing and data revenue are growing at higher rates than previously projected, consumer and business long distance voice revenue will be slightly lower than expected because of intensifying competitive pricing pressure across the industry.

    As a result, consumer revenue for the year is expected to decline between 4 to 5 percent and business revenue is expected to increase between 6 to 7 percent. AT&T said it anticipates third quarter total pro forma revenue will grow 4 to 5 percent while fourth quarter revenue will grow at a higher level.

    The company reaffirmed that 1999 earnings per share will be in a range of $2.13 to $2.20. EBITDA is expected to be at the high end of the previously announced range of $18 to $20 billion. And AT&T said it remains committed to reducing the cost of doing business including, as previously stated, cutting $2 billion in costs by the end of next year.

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    The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.